EXHIBIT 99.1

Thursday, February 20, 2025

Contact:	Jason Long Chief Financial Officer and Secretary (804) 843-2360

C&F Financial Corporation

Announces Increase in Quarterly Dividend

Toano, VA -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI) (the Corporation) has declared a regular cash dividend of 46 cents per share, which is payable April 1, 2025 to shareholders of record on March 14, 2025. This dividend represents a 5 percent increase over the prior quarter’s dividend amount of 44 cents per share.

The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

About C&F

C&F Bank operates 31 banking offices and four commercial loan offices located throughout eastern and central Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia and the surrounding states. C&F Finance Company is a regional finance company purchasing automobile, marine and recreational vehicle loans primarily in the Mid-Atlantic, Midwest and Southern United States from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.